Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Completes Abengoa Ethanol Plant Acquisition and

Drop Down Transaction of Ethanol Storage Assets to Green Plains Partners

OMAHA, Neb., Sept. 26, 2016 (GLOBE NEWSWIRE) – Green Plains Inc. (NASDAQ:GPRE) today announced that it completed the previously announced acquisition of three ethanol plants located in Madison, Ill., Mount Vernon, Ind. and York, Neb. for approximately $237 million in cash plus certain working capital adjustments from Abengoa Bioenergy. The company immediately sold the ethanol storage assets to Green Plains Partners LP (NASDAQ:GPP) for $90 million. All three plants are currently operational and will add 236 million gallons per year of ethanol production capacity.

“In the past 12 months, we have expanded our ethanol production capacity by approximately 50 percent. Adding the Illinois and Indiana locations provide us with a bigger and more diverse geographic footprint,” said Todd Becker, president and chief executive officer at Green Plains. “With nearly 1.5 billion gallons of production capacity, we are moving meaningful volumes across the agricultural and energy supply chains, further positioning us to serve both domestic and international markets efficiently and effectively.”

Husch Blackwell LLP acted as legal advisor to Green Plains in connection with the transaction. Carl Marks Advisors acted as financial advisors and DLA Piper acted as legal advisors to Abengoa Bioenergy.

About Green Plains

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services. The company is the second largest consolidated owner of ethanol production facilities in the world, with 17 dry mill plants, producing nearly 1.5 billion gallons of ethanol at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP (NASDAQ:GPP), a fee-based Delaware limited partnership that provides fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Forward-Looking Statements

This news release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are based on management’s current expectations, which are subject to various factors, risks and uncertainties that may cause actual results, outcomes, timing and performance to differ materially from those expressed or implied. As a result of these risks, uncertainties and other factors, actual results could differ materially from those referred to in the forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release include, but are not limited to, risks relating to Green Plains’ ability to integrate the acquired assets into its existing business. Additional information concerning factors that could cause actual results to differ materially is contained in the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2015, and subsequent filings. The reader is cautioned not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to Green Plains, and Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Contact: Jim Stark, Vice President – Investor and Media Relations, Green Plains Inc. (402) 884-8700

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